                                    FORM RW

                           APPLICATION FOR WITHDRAWAL

                                       OF

                             REGISTRATION STATEMENT

Issuer:   800 Travel Systems, Inc.

Re:       Registration Statement on Form 8-A, File No. 0-23573
          (the "Registration Statement")

          800 Travel Systems, Inc., a Delaware corporation (the "Registrant"), hereby makes application to withdraw the above-referenced Registration Statement, which was filed by the Registrant with the Commission on December 30, 1997.

          The Registrant requests the withdrawal of the Registration Statement as the Company will not register its securities under Section 12(g) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and is instead registering simultaneously herewith its securities under Section 12(b) of the Exchange Act by a new Form 8-A being filed on the date hereof under separate cover.

                                   800 Travel Systems, Inc.


                                   By: /s/ Mark D. Mastrini
                                       Mark D. Mastrini
                                       President and Chief
                                       Operating Officer

Dated: January 9, 1998